Exhibit 10.15

MASTERCARD INTERNATIONAL INCORPORATED

ANNUITY BONUS PROGRAM:

STATEMENT OF COMPANY PAYROLL PRACTICES AND PROCEDURES

(As amended and restated as of January 1, 2000

with amendments through December 1, 2005)

1. Purpose.

This document describes the Company’s payroll practices and procedures applicable to the payment of Annuity Bonuses and Tax Equalization Payments to Participants whose benefits are curtailed under the MAP and the Savings Plan by operation of the Limits. The Practices and Procedures are not intended to be, and shall be not construed as, an “employee benefit plan” within the meaning of the Employee Retirement Security Act of 1974, as amended.

2. Eligibility.

The Human Resources Department of the Company will advise Eligible Employees of their continuing eligibility to receive an Annuity Bonus. A Participant’s receipt of an Annuity Bonus for one Bonus Year will not obligate the Company to award an Annuity Bonus for any succeeding Bonus Year. Notwithstanding anything in the Practices and Procedures to the contrary, effective as of December 1, 2005, an individual who, on the date on which an Annuity Bonus or MAP Conversion Bonus would otherwise be paid in any form to such individual, is not actively employed by one of the Companies shall not, at any time, be eligible to receive such Annuity Bonus or MAP Conversion Bonus and shall forfeit all rights thereto. For purposes of the prior sentence, an individual who is in a notice period is not actively employed by one of the Companies.

3. Definitions and Rules of Construction.

(a) Definitions. The following capitalized words shall have the meanings set forth below:

“Accumulation Interest Rate” means an interest rate, which may differ between classes of employees, determined each Bonus Year by the Committee.

“Additional Pay Credit Bonus” means the portion of the Annuity Bonus determined in accordance with Section 4(b).

“Annuity Bonus” means the amount determined in accordance with Section 4(a).

“Annuity Contract” means an annuity contract, or an addition to an existing annuity contract, issued by an insurance company or other third-party annuity provider selected by the Committee from time to time.

“Applicable Date” has the meaning set forth in Section 5(b).

“Applicable Tax Rate” means a uniform rate applicable to all Participants for a Bonus Year, reflecting the designated federal, state and local income tax rates specified by the Committee for this purpose. The Committee’s determination of the Applicable Tax

Rate shall be final and binding on all Participants and shall not be subject to appeal or review.

“Benefit Limit” means the limit on benefits under the MAP or the Savings Plan imposed by Section 415 of the Code.

“Board” means the Global Board of Directors of the Company.

“Bonus Year” means the calendar year.

“Code” means the Internal Revenue Code of 1986, as amended, and the applicable rulings and regulations thereunder.

“Committee” means the Pension and Savings Plan Committee.

“Company” means MasterCard International Incorporated, a Delaware not-for profit corporation, and any entity that succeeds to all or substantially all of its business or assets.

“Companies” means the Company and each other corporation that has elected, with the consent of the Board or the Committee, to award Annuity Bonuses in accordance with the Practices and Procedures.

“Compensation Limit” means the limit on compensation under the MAP or the Savings Plan imposed by Section 401(a)(17) of the Code.

“Conversion Eligible Participant” mean a Participant who is eligible for a MAP Conversion Bonus in accordance with the provisions of Sections 5(a) and (b).

“Effective Date” means January 1, 2000.

“Eligible Employee” means a highly-compensated employee of any of the Companies.

“Initial Account Balance” has the meaning set forth in the MAP.

“Limits” means the Compensation Limit and the Benefit Limit.

“MAP” means the MasterCard International Incorporated Accumulation Plan, as the same may be amended from time to time.

“MAP Adjustment Bonus” means the amount determined in accordance with Section 4(c).

“MAP Conversion Bonus” means the one-time bonus payable to certain Participants under Section 5 in connection with the establishment of MAP.

“Net Savings Plan Bonus” means the portion of the Annuity Bonus determined in accordance with Section 4(d).

“Participant” means an Eligible Employee selected by the Company to receive an Annuity Bonus for a given Bonus Year.

“Pay Credit” has the meaning set forth in the MAP.

“Practices and Procedures” means these MasterCard International Incorporated practices and procedures, as the same may be amended from time to time.

“Prior Plan Terms” has the meaning set forth in the MAP.

“Savings Plan” means the MasterCard International Incorporated Savings Plan, as the same may be amended from time to time.

“Savings Plan Adjustment Bonus” means the amount determined in accordance with Section 4(e).

“Tax Equalization Payment” means an amount determined in accordance with Section 4(g) or 5(e), and subject to the provisions of Section 6(e).

(b) Rules of Construction. Unless the context requires otherwise, the use of the masculine form of a word shall include the feminine form and the use of the singular form shall include the plural form.

4. Annuity Bonus.

(a) Calculation. The amount of a Participant’s Annuity Bonus for a Bonus Year beginning on and after the Effective Date will equal the sum of (i) the Additional Pay Credit Bonus and (ii) the Net Savings Plan Bonus.

(b) Additional Pay Credit Bonus. A Participant’s Additional Pay Credit Bonus for each Bonus Year beginning on or after the Effective Date shall be an amount determined in accordance with the formula [(1 - T) x (A - B)], where “A” is the sum of (i) the vested Pay Credits the Participant would have received for the Bonus Year under the MAP if the Limits did not apply to the Participant for such Year and (ii) the MAP Adjustment Bonus, if any, for such Bonus Year; “B” is the Pay Credit actually credited to the Participant for the Bonus Year; and “T” is the Applicable Tax Rate, as illustrated by the following example:

Example

Service 6 years

Pay Credit Multiplier from MAP 5.75%

Base Pay Plus AICP Incentive $200,000

Applicable Compensation Limit $170,000

Pay Credit without Code Limit $ 11,500

($200,000 x .0575)

Pay Credit from MAP $ 9,775

($170,000 x .0575)

Applicable Tax Rate 40%

Additional Pay Credit Bonus $ 1,035

(1 - .400) x ($11,500 - $9,775)

All tax rates in the examples in the Practices and Procedures are for illustration purposes only.

(c) MAP Adjustment Bonus. If a Participant who was not fully vested in the MAP would have received an Additional Pay Credit Bonus in a prior Bonus Year but for the vesting requirement in Section 4(b) and subsequently becomes entitled in a later Bonus Year to an Additional Pay Credit Bonus as part of such Participant’s Annuity Bonus, then the calculation of “A” for such Participant in such later Bonus Year shall include a MAP Adjustment Bonus. The “MAP Adjustment Bonus” shall equal the portion of the Pay Credits that were not taken into account for each such prior Bonus Year as a result of the vesting requirements and that become vested during the current Bonus Year, together with interest at the Accumulation Interest Rate, applied from the end of such prior Bonus Year to the end of the current Bonus Year, as illustrated by the following example:

Example

Year of Vesting 2003

Additional Pay Credit Bonus for 2001 $ 5,000

Additional Pay Credit Bonus for 2002 $ 7,000

Accumulation Interest Rate 8%

MAP Adjustment Bonus for 2003 $13,392

[($5,000 x 1.082 ) + ($7,000 x 1.08)].

(d) Net Savings Plan Bonus. A Participant’s Net Savings Plan Bonus for each Bonus Year shall be an amount determined in accordance with the formula [(1 - T) x (X - Y)], where “X” is the sum of (i) the vested employer matching contribution that the Participant would have received for the Bonus Year under the Savings Plan if the Limits did not apply and assuming that, for such Bonus Year, the Participant’s tax deferral contributions under the Savings Plan were not limited by the dollar limits under Section 402(g) of the Code and (ii) the Savings Plan Adjustment Bonus, if any, for such Bonus Year; “Y” is the actual employer matching contribution received by the Participant for the Bonus Year under the Savings Plan; and “T” is the Applicable Tax Rate, as illustrated by the following example:

Example

Vested Savings Plan Match without Limits $26,000

Actual Vested Savings Plan Match $19,500

Applicable Tax Rate 40%

Net Savings Plan Bonus $ 3,900

(1 - .400) x ($26,000 - $19,500)

(e) Savings Plan Adjustment Bonus. If a Participant who was not fully vested in the Savings Plan would have received a Net Savings Plan Bonus in a prior Bonus Year but for the vesting requirements in Section 4(d) and subsequently becomes entitled in a later Bonus Year to a Net Savings Plan Bonus as part of such Participant’s Annuity Bonus, then the calculation of “X” for such Participant in such later Bonus Year shall include a Savings Plan Adjustment Bonus. The “Savings Plan Adjustment Bonus” shall equal the portion of the employer matching contribution that was not taken into account for each prior Bonus Year as a result of the vesting requirements and that become vested during the current Bonus Year, together with interest at the Accumulation Interest Rate for the then current Bonus Year, applied from the end of such prior Bonus Year to the end of the current Bonus Year, as illustrated by the following example:

Example

Year of Vesting 2003

Net Savings Plan Bonus for 2001 $1,000

Net Savings Plan Bonus for 2002 $2,000

Accumulation Interest Rate 8%

MAP Adjustment Bonus for 2003 $3,326

[($1,000 x 1.082) + ($2,000 x 1.08)].

(f) Form of Payment of Annuity Bonuses. As soon as reasonably practicable after the determination of a Annuity Bonus for a Bonus Year, the Company will apply the amount of the Annuity Bonus for a Bonus Year to the purchase of an Annuity Contract on the life of the Participant with a purchase price equal to the Annuity Bonus. The Annuity Contract will be distributed to the Participant as soon as reasonably practicable after such Annuity Contract is issued.

(g) Tax Equalization Payment. In addition to the receipt of the Annuity Contract for a Bonus Year, each Participant shall receive, for each Bonus Year that the Participant earns an Annuity Bonus, a Tax Equalization Payment determined in accordance with the formula [(P/(1 - Ti)) - P], where “P” is the amount of the Annuity Bonus for the Bonus Year and “Ti” is the federal, state and local tax rate for the Participant specified by the Committee for the Bonus Year plus the rate of the Participant’s portion of the Medicare payroll tax, as illustrated by the following example:

Example

a. Annuity Bonus $10,000

b. Federal, State and Local Tax Rate 35%

c. Medicare Tax 1.45%

d. Tax Equalization Payment $5,736

[$10,000/(1 - .35 - .0145) - $10,000]

e. Total Taxable Income (a + d) $15,736

f. Assumed Tax Due $ 5,736

g. Net After-Tax Cash Flow (d - f) $0.00

The Tax Equalization Payment shall be paid (or remitted in the manner contemplated by Section 6(e)) to the Participant at the time that the Annuity Contract is delivered to the Participant, subject to applicable income tax and wage withholding requirements, including, without limitation, withholding required in respect of the delivery of the Annuity Contract.

5. MAP Conversion Bonus.

(a) Limited Eligibility. The provisions of this Section 5 shall apply only to individuals selected to be Conversion Eligible Participants by the Committee from among the group of Eligible Employees who meet the criteria set forth in Section 5(b).

(b) Minimum Eligibility Criteria. In order to be eligible for selection in accordance with Section 5(a) for a MAP Conversion Bonus, an Eligible Employee must be (i) an employee of one of the Companies on the Applicable Date (as defined below); (ii) have an Initial Account Balance under MAP on the Effective Date; and (iii) be a Participant in MAP on the Applicable Date. For purposes of this Section 5, “Applicable Date” shall be the later of (i) the Effective Date and (ii) the date a Conversion Eligible Participant vests in his Initial Account Balance under the MAP.

(c) Payment and Form of Payment of the MAP Conversion Bonus. If a Participant is vested in his MAP benefit on the Effective Date, the MAP Conversion Bonus will be paid in accordance with this section as soon as reasonably practicable after the amount of such bonus has been determined. If a Participant is not vested in his MAP benefit on the effective Date, the MAP Conversion Bonus will be paid to such Participant at the same time as the first Additional Pay Credit Bonus is paid to such Participant (or, in the event of the Participant’s death prior to payment, at the time and in the form of the final Pay Credit Bonus payable under Section 5(g) below). Vesting is determined in accordance with the vesting provisions of Article VI of the MAP. The Company will apply the amount of the MAP Conversion Bonus to the purchase of an Annuity Contract on the life of the Participant with a purchase price equal to the MAP Conversion Bonus. The Conversion Eligible Participant will be the owner of the Annuity Contract and will have the ability to direct the investment of funds held under the Annuity Contract and to surrender the Annuity Contract at any time. The Annuity Contract will be distributed to the Conversion Eligible Participant as soon as reasonably practicable after such Annuity Contract is issued.

(d) Amount of the MAP Conversion Bonus. The amount of a Conversion Eligible Participant’s MAP Conversion Bonus shall be determined as follows:

1. The Company shall calculate the difference which results by subtracting (B) the value of such Participant’s accrued benefit under the Prior Plan Terms immediately prior to the Effective Date from (A) the value of the accrued benefit that such Participant would have earned under the Prior Plan Terms immediately prior to the Effective Date if the Limits did not apply (the “Accrued Benefit Difference”), as illustrated by the following example:

Example

12/31/99 Accrued Benefit under Prior $8,000 Plan Terms

12/31/99 Accrued Benefit under $10,000

Practices and Procedures Based Upon Prior Plan Terms

Accrued Benefit Difference $ 2,000

2. The Company shall calculate the difference which results from subtracting (D) the Accrued Benefit Difference multiplied by the applicable factor set forth in Appendix A hereto from (C) the Accrued Benefit Difference multiplied by the applicable factor set forth in Part A of Appendix C of the MAP (the “Account Balance Difference”). The applicable factor from each table shall be based on the Conversion Eligible Participant’s age as of the last day of the calendar year in which the Effective Date occurs, as illustrated by the following example:

Example

Accrued Benefit Difference (from above) $ 2,000

Factor from Part A, Appendix C of MAP 10.2880 (for age 60 )

Factor from Appendix A of the Practices and Procedures (for age 60) 6.1638

Account Balance Difference $ 8,248 [($2,000 x 10.2880) - ($2,000 x 6.1638)]

3. If the Applicable Date is later than the Effective Date, the Account Balance Difference shall be credited with the Accumulation Interest Rate from the Effective Date to the last day of the Bonus Year in which the Participant vests in his benefit under MAP (the “Adjusted Account Balance Difference”).

4. The Account Balance Difference or Adjusted Account Balance Difference, as the case may be, is then multiplied by one minus the Applicable Tax Rate to calculate the MAP Conversion Bonus, as illustrated by the following example:

Example

Applicable Tax rate 40%

MAP Conversion Bonus $4,949 [$8,248 x (1 - .40)]

(e) Tax Equalization Payment. In addition to the receipt of the Annuity Contract in respect of the MAP Conversion Bonus, each Conversion Eligible Participant shall receive, at the time of delivery of such Annuity Contract, a Tax Equalization Payment determined in accordance with the formula [(R/(1 - Ti)) - R], where “R” is the amount of the MAP Conversion Bonus and “Ti” is the federal state and local tax rate for the Conversion Eligible Participant specified by the Committee plus the rate of the Conversion Eligible Participant’s portion of the Medicare payroll tax. The Tax Equalization Payment shall be paid to the Participant at the time that the Annuity Contract is delivered to the Participant, subject to applicable income tax and wage withholding requirements, including, without limitation, withholding required in respect of the delivery of the Annuity Contract. An example of tax equalization is set forth at the end of Section 4(g).

6. General Provisions.

(a) Administration. The Committee shall have the right (i) to construe and interpret the Practices and Procedures and all rules, regulations, agreements and other documents related thereto, (ii) to promulgate rules, regulations and agreements related to the Practices and Procedures, (iii) to approve all calculations necessary for the administration and implementation of the Practices and Procedures, (iv) to make factual and other determinations, (v) to delegate administrative authority to one or more officers or employees of the Companies or to one or more third-party administrators, (vi) to determine the amount of any Annuity Bonus, MAP Conversion Bonus or Tax Equalization Payment, (vii) to correct errors in any previous calculation, and (viii) to rely upon the reports of third parties, including the actuaries, attorneys and accountants of the Company.

(b) Discretion as to Form of Payment. The Company shall have the right to pay some or all of each Annuity Bonus or MAP Conversion Bonus in cash rather than through the delivery of an Annuity Contract.

(c) Participant Rights and Obligations Regarding Annuity Contracts.

The Participant will be the owner of each Annuity Contract distributed to the Participant. A Participant, as the owner of a distributed Annuity Contract, will have the ability to direct the investment of funds held under the Annuity Contract. The actual accumulations under the Annuity Contract will be dependent upon investment decisions made by the Participant and consequently will not have any direct relationship to any assumptions that may be used in calculating the Annuity Bonus each year. A Participant is solely responsible for (i) reviewing the information (including the prospectus) provided by the issuer of the Annuity Contract for information on investment choices available under such contract and (ii) consulting with a personal investment adviser before making a decision to invest in the various accounts under the Annuity Contract.

(d) Withdrawals and Annuity Contract Charges.

1. Annuity Contracts Attributable to Bonus Years Before 2005. A Participant will have the ability to surrender or withdraw amounts from an Annuity Contract at any time to the extent such contract or amount was purchased with an Annuity Bonus or MAP Conversion Bonus for Bonus Years ending prior to January 1, 2005 (a “Pre-2005 Amount”). If the Participant withdraws any Pre-2005 Amount from an Annuity Contract, for reasons other than retirement or disability of the Participant, within five years of the end of the initial Bonus Year applicable to the Participant, the Participant will no longer be entitled to an Annuity Bonus or MAP Conversion Bonus, if any, for any subsequent Bonus Year. Whether a withdrawal is by reason of retirement or disability shall be determined by the Committee.

2. Annuity Contracts Attributable to Bonus Years After 2004. A Participant shall not be permitted to surrender an Annuity Contract or withdraw any amount from an Annuity Contract to the extent such contract or amount was purchased with an Annuity Bonus for any Bonus Year beginning on or after January 1, 2005 (i.e., an Annuity Bonus payable in 2006 for Bonus Year 2005) for reasons other than termination of employment with the

Company or disability of the Participant. Whether a withdrawal is by reason of termination of employment or disability shall be determined by the Committee.

3. Annuity Contract Charges. Participants are responsible for reviewing the documents (including the prospectus) related to the Annuity Contract to determine the amount of the administrative charges against the value of the Annuity Contract if the Annuity Contract is surrendered during any period specified in the Annuity Contract. The Participant, and not the Company, shall be responsible for all charges against the value of the Annuity Contract (including load, redemption, withdrawal and surrender charges) assessed under or against the Annuity Contract after the Contract is issued.

(e) Considerations Regarding Tax Equalization Payments. The Company shall have the right, in lieu of paying a Tax Equalization Payment to a Participant, to credit the amount of any such Tax Equalization Payment (in such proportions as determined by the Committee) as federal, state and local income and other applicable withholding amounts on behalf of the affected Participant. Tax Equalization Payments are designed to place a Participant in approximately the same after-tax position based upon the actual tax rate as if the Participant had not received the Annuity Bonus. As there are many variables in calculating a Participant’s tax liability, the Tax Equalization Payments will not, in most cases, necessarily make a Participant whole with respect to the income and other tax liability incurred as a result of receipt of the Annuity Bonus. The Company shall have no obligation to adjust the amount of any Tax Equalization Payment based upon a Participant’s individual circumstances.

(f) Termination Before End of Bonus Year. If a Participant’s employment with the Companies terminates before the end of a Bonus Year for any reason other than Cause (as defined below), any amounts payable to the Participant for that Bonus Year will be based only on compensation from the Companies earned by the Participant for such year through the date of such termination of employment. No Annuity Bonus will be payable for a Bonus Year if a Participant’s employment is terminated for cause. For purposes hereof, “Cause” means (i) a materially dishonest act or omission or misrepresentation by Employee in connection with the Company’s business, the Participant’s gross incompetence, (ii) willful misconduct, breach of fiduciary duty involving personal profit, (iii) intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar minor violations of law), final cease-and-desist order, or (iv) notorious act(s) contrary to customarily recognized acceptable standards of behavior which results in publicly that adversely impacts the Company or its business reputation by reason of the nature of the act and the Participant’s association with the Company.

(g) Death. If a Participant’s employment with the Companies ends during a Bonus Year as a result of the Participant’s death, any amounts otherwise payable to the Participant for that year shall be paid to the Participant’s Beneficiary in cash (and not in the form of an Annuity Contract). “Beneficiary” shall mean the individual designated in writing by the

Participant in accordance with these Practices and Procedures to receive any amounts after the date of death of the Participant or, if no such designation has been made or if no such individual survives the Participant, the Participant’s estate. A Beneficiary designation shall be effective only if it is in writing and received by the Company prior to the date of death of the Participant.

(h) Indemnification. The Company shall indemnify and hold harmless to the fullest extent permitted by law each member of the Committee and each director, officer and employee of any of the Companies who are delegated or exercise duties or responsibilities under the Practices and Procedures in respect of any act or omission by any such person in connection with the administration or implementation of the Practices and Procedures.

(i) Amendment and Termination. The Company shall have no obligation to make any payments or to provide any benefits under the Practices and Procedures after the date the Committee and the Board indicate that no further Annuity Bonuses are to be awarded by the Company. The Company may amend or terminate the Practices and Procedures in whole or in part at any time and without prior notice to any person by action of the Committee and the Board.

Appendix A

Schedule of Conversion Factors

Age	Factor
20	0.2837
21	0.3064
22	0.3309
23	0.3574
24	0.3860
25	0.4169
26	0.4502
27	0.4862
28	0.5251
29	0.5671
30	0.6125
31	0.6615
32	0.7141
33	0.7715
34	0.8332
35	0.8999
36	0.9719
37	1.0497
38	1.1337
39	1.2241
40	1.3224
41	1.4282
42	1.5425
43	1.6659
44	1.7992
45	1.9431
46	2.0986
47	2.2665
48	2.4478
49	2.6436
50	2.8551
51	3.0835
52	3.3302
53	3.5966
54	3.8843
55	4.1950
56	4.5306
57	4.8930
58	5.2844
59	5.7072
60	6.1638
61	6.6569
62	7.1894
63	7.7646
64	8.3858
65	9.0567
66	8.8069
67	8.5539
68	8.3004
69	8.0477
70	7.7965